Exhibit 99.2
STONE ENERGY CORPORATION
Stone Energy announces agreement to be acquired by Plains Exploration and Production
LAFAYETTE, LA. April 24, 2006
     Stone Energy Corporation (NYSE:SGY) announced the signing of a definitive agreement to be acquired by Plains Exploration and Production Company (NYSE:PXP) in a stock-for-stock transaction. Under terms of the agreement, Stone shareholders will receive 1.25 shares of PXP common stock for each Stone share they own. This represents a transaction value of $1.46 billion and the assumption of $483 million of debt. Based on PXP’s closing share price on Friday, April 21, 2006 this represents a per share value of $52.46 per share of Stone common stock.
     CEO of Stone, Dave Welch, said: “The Board of Directors and I are enthusiastic about combining our high cash flow assets and attractive Rockies development opportunities with PXP’s long life assets. The combined company will have strong leverage to oil prices and the ability to grow production profitably. Stockholders of both companies will benefit from the robust portfolio of near term and long term growth opportunities.”
     The combined company will have an estimated proved reserve base of approximately 500 million barrels of oil equivalent, 80% of which are oil. Principal operations will be in California, the Gulf of Mexico, Rocky Mountains and Texas with 207,643 net developed acres and 992,822 net undeveloped acres. The reserve-to-production ratio will be 12-14 years and 70-75% of the production will be oil.
TERMS AND CONDITIONS
     If the acquisition is approved by stockholders, PXP will issue approximately 34.5 million shares to Stone stockholders and assume $483 million of debt net of cash on the balance sheet at year-end 2005. Under the terms of the definitive agreement, Stone stockholders will receive 1.25 shares of PXP common stock for each share of Stone common stock. The transaction is expected to qualify as a tax-free reorganization under Section 368 (a) and is expected to be tax free to Stone stockholders.
     The Boards of Directors of both companies have approved the merger agreement and have agreed to recommend it to their respective stockholders for approval. The transaction will remain subject to stockholder approval from both companies and other customary conditions. Both companies intend to hold stockholder meetings. Dates for these meeting will be announced as soon as possible. The companies anticipate completing the transaction in the third quarter of 2006. Post closing, it is anticipated that Stone stockholders will own approximately 30 percent of the combined company and PXP stockholders will own approximately 70 percent of the combined company.
     Randall & Dewey, a division of Jefferies & Company, acted as financial advisor to Stone. Lehman Brothers Inc. acted as lead financial advisor to PXP and J.P Morgan acted as financial advisor and rendered a fairness opinion to PXP.

ADDITIONAL INFORMATION & FORWARD LOOKING STATEMENTS
This press release contains forward-looking information regarding Stone that is intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that Stone expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:
* completion of proposed merger,
* effective integration of the two companies,
* reserve and production estimates, and
* oil and gas prices.
CONFERENCE CALL
PXP and Stone will host a joint conference call today April 24, 2006 at 9:00 a.m. Central to discuss these developments and other forward-looking items. Investors wishing to participate may dial 1-800-567-9836 or 1-973-935-8460. The replay will be available through May 8, 2006 and can be accessed by dialing 1-877-519-4471 or 1-973-341-3080, Replay ID: 7262760
     Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition and subsequent exploration, development, operation and production of oil and gas properties located in the conventional shelf of the Gulf of Mexico (GOM), deep shelf of the GOM, deep water of the GOM, Rocky Mountain Basins and the Williston Basin. For additional information, please contact Kenneth H. Beer, Senior Vice President and Chief Financial Officer, at 337-521-2210-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com .
Additional Information About the Transaction and Where to Find It:
     Stone and PXP will file materials relating to the transaction with the SEC, including one or more registration statement(s) that contain a prospectus and a joint proxy statement. Investors and security holders of Stone and PXP are urged to read these documents (if and when they become available) and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about Stone and PXP and the transaction. Investors and security holders may obtain these documents free of charge at the SEC’s website at www.sec.gov. In addition, the documents filed with the SEC by Stone may be obtained free of charge from Stone website at www.stoneenergy.com. The documents filed with the SEC by PXP may be obtained free of charge from PXP’s website at www.plainsxp.com. Investors and security holders are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed acquisition.
     Stone, PXP and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Stone and PXP in favor of the acquisition. Information about the executive officers and directors of Stone and their direct or indirect interests, by security holdings or otherwise, in the acquisition will be set forth in the proxy statement-prospectus relating to the acquisition when it becomes available. Information about the executive officers and directors of PXP and their direct or indirect interests, by security holdings or otherwise, in the acquisition will be set forth in the proxy statement-prospectus relating to the acquisition when it becomes available.